UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED
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NOTE:   Attached hereto are the following:

1.	Lee Enterprise, Incorporated’s (“Company”) new release dated February 3, 2014 in which the Company announced it has reached agreement to refinance second lien debt to 2022.

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201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises to refinance second lien debt to 2022

DAVENPORT, Iowa (February 3, 2014) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, has reached agreement with a group of Commitment Parties to refinance its $175 million of second lien debt with a new $200 million facility, extending maturities from April 2017 to December 2022.

The refinancing will reduce the interest rate of Lee’s second lien debt to 12% from 15% and is expected to close within 60 days.

Mary Junck, chairman and chief executive officer, said:  “This agreement both lowers our interest cost and gives us an even longer runway to continue reducing debt aggressively. We are now setting our sights on refinancing our first lien debt and expect another successful outcome.”

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said Commitment Parties in the second lien refinancing will receive warrants to purchase a total of 6 million shares of Lee common stock, which will represent, after full issuance, approximately 10.1% of shares outstanding. The exercise price per share will be market-based, at the lower of $4.19 or the volume-weighted average trading price for the 10 days immediately prior to closing, minimizing dilution to current stockholders. He said the warrants, when exercised, are expected to provide an additional source of funds for debt reduction or other corporate purposes.

Schmidt said the amount of the second lien debt can be reduced without penalty within 90 days after closing by up to $75 million, potentially reducing the outstanding second lien debt to as low as $125 million if a refinancing of first lien debt provides sufficient funding for any such prepayment.

The current second lien debt totals $175 million. The current first lien debt totals $600 million and matures in December 2015. Lee’s current long-term debt also includes a balance of $53 million of Pulitzer Notes issued to a subsidiary of Berkshire Hathaway, maturing in April 2017.

Schmidt said that under the new second lien agreement, excess cash flows of Lee’s Pulitzer subsidiary may be used, first, to reduce the outstanding amount of the Pulitzer Notes, second, to pay obligations under the new second lien agreement, and third, for a three year period, to pay amounts under the first lien agreement. Voluntary prepayments under the new second lien agreement otherwise will be subject to call premiums that step down to zero over a five-year period.  Collateral under the new agreement will be substantially identical to the existing second lien facility.

JPMorgan Securities LLC and Deutsche Bank Securities Inc. are acting as joint lead arrangers and joint bookrunners for the new second lien agreement.

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.1 million daily and 1.5 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 25.6 million unique visitors in December 2013. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.

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FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are the possibility that the warrants will not be exercised, that the second lien financing described herein will not be consummated, or if consummated, the terms will differ substantially from those described herein, our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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